Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES EXPIRATION OF

ITS RIGHTS OFFERING

New York, New York — April 26, 2013 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced the expiration of the subscription period for its previously announced $8.0 million rights offering.  The subscription period for the rights offering expired at 5:00 p.m., New York City, time, on April 25, 2013.  Preliminary results indicate that basic subscription rights to purchase approximately 4,623,761 shares of common stock were exercised, including the exercise in full by each of MFP Partners, L.P. and Mill Road Capital, L.P. of their full basic subscription rights.  The rights offering together with the transactions contemplated by the Investment Agreement entered into with MFP Partners, L.P., Mill Road Capital, L.P. and Jay Margolis (the “Backstop and Investment Agreement”), both of which are expected to close on May 1, 2013, will result in gross proceeds to Cache of approximately $13 million.  Cache will not issue any shares pursuant to the exercise of oversubscription rights in connection with the rights offering.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Further information with respect to the rights offering may be obtained by calling the Information Agent, Laurel Hill Advisory Group, LLC, toll free at 888-742-1305.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. Cache currently operates 249 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, satisfaction of the conditions relating to the rights offering and the other transactions contemplated by the Backstop and Investment Agreement, as well as other risks outlined from time to time in the filings of Cache with the Securities and Exchange Commission.